Exhibit 99.3
Express Scripts-Medco: A Partnership for Better Patient Outcomes, Lower Costs
An Express Scripts-Medco combination will help advance key goals of health reform — reducing overall costs by improving the quality and efficiency of care delivery. The merger will also foster fair market competition and spur investment in innovative new business models, contributing to sustained economic growth, competitiveness and employment.
Improving Patient Outcomes
•	Currently, 50% of all U.S. patients do not take their medications as prescribed.[1] Patients’ non-adherence is estimated to cost up to $290 billion/year — which represents about 13% of all health expenditures.[2]

•	Combining Express Scripts’ expertise in behavioral science with Medco’s expertise in clinical approaches will allow the combined entity to increase adherence for the patients it will serve.

•	The combined entity’s investment in innovative, evidence-based healthcare solutions will allow new techniques for improving adherence and safety to reach the market faster.
Lowering Patient Costs
•	In 2010, U.S. spending for prescription drugs reached $307.4 billion. An aging population, increased chronic disease and new specialty medicines are projected to drive a 50% increase in spending to $457.8 billion by 2019.[3,4]

•	The combined company will be better able to protect Americans from these rising costs through:
•	Lower drug acquisition costs, greater use of generics and improved formulary compliance; in 2010 increased use of generics drove savings of $3.7 billion to Medco’s clients alone.[5]

•	Expertise in managing the cost and care challenges associated with specialty medications.

•	Improving efficiency and use of the lowest-cost, highest-value channels of distribution, including mail-order, while combating fraud and abuse in the system.
•	The Express Scripts-Medco partnership will bolster the impact of PBM models that are already helping the federal government, and Medicare specifically, cut costs, which is critical as the Baby Boomers reach Medicare eligibility.
•	According to data released by the CMS Office of the Actuary and reported in Health Affairs, growth in prescription drug spending decelerated between 2009 and 2010 — which is largely attributed to PBM tools, such as tiered copays that have shifted medication use toward less-costly generic drugs.[6]
Fostering a Competitive Market
•	The post-merger PBM business will remain intensely competitive with more than 40 PBMs. [7]

•	Independent and community pharmacies are critical components of PBM retail networks and will remain so post-merger:
•	Between 2009 and 2010, the number of independent community pharmacies grew by almost 400, to over 23,000, representing a $93 billion industry sector.

•	The average independent pharmacy increased sales by 3.7% in 2009 — from $3.88 million to $4.3 million.

[1]	New England Health Care Institute’s report, “Thinking Outside the Pillbox: A System-wide Approach to Improving Patient Medication Adherence for Chronic Disease,” Aug. 2009.

[2]	New England Health Care Institute’s report, “Thinking Outside the Pillbox: A System-wide Approach to Improving Patient Medication Adherence for Chronic Disease,” Aug. 2009.

[3]	IMS Institute for Healthcare Informatics’ study, “The Use of Medicines in the United States: Review of 2010,” April 2011.

[4]	Centers for Medicare and Medicaid Services, Office of the Actuary, National Health Statistics Group, 2010.

[5]	Medco Press Release, Medco Chairman and CEO David Snow Addresses Shareholders, Highlighting Another Year of Growth, Innovation and Substantial Client Savings — With More to Come, May 2011

[6]	Health Affairs, National Health Spending Projections Through 2020: Economic Recovery And Reform Drive Faster Spending Growth, July 2011

[7]	Pharmacy Benefit Management Institute, LP, http://www.pbmi.com/pbmdir.asp

Promoting Economic and Job Growth to Benefit the Entire Economy
•	Rising healthcare costs are among the most vexing challenges facing American businesses and are undermining U.S. competitiveness in the global economy.

•	At 12% of payroll, healthcare is the most costly benefit expense for employers. Reducing the cost of quality patient care will make all American businesses more competitive — creating a healthier, more productive workforce, preserving existing jobs, and creating new jobs in the future.
Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.